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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)             February 10, 2005

LODGENET ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD		57107

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items.
SIGNATURES

Item 8.01 Other Items.

     On February 10, 2005, Scott C. Petersen, our President and Chief Executive Officer, settled one-half of the prepaid forward contract that he entered into on or about November 10, 2003 with respect to 85,000 shares of LodgeNet Entertainment Corporation common stock. When he entered into the contract, Mr. Petersen received a cash payment of approximately $1.3 million, in part to satisfy the Federal income tax consequences that were a result of exercising his expiring options. The contract provided that Mr. Petersen could satisfy the terms of the contract either through the delivery of up to 85,000 shares of LodgeNet common stock or an amount of cash. We previously reported this transaction on a Form 8-K filed on November 10, 2003.

     Because the closing price for LodgeNet’s common stock on February 10, 2005 was less than the floor price under the contract, Mr. Petersen delivered 42,500 shares of LodgeNet common stock on February 10, 2005. It is anticipated that he will deliver another 42,500 shares of LodgeNet common stock on or about February 17, 2005 to satisfy the other half of the prepaid forward contract.

     With the exercising of his options in August, September and October of 2003 and after the delivery of the 85,000 shares of LodgeNet common stock described above, Mr. Petersen increased his net ownership of LodgeNet common stock by 43,200 shares.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2005	By	/s/ Scott C. Petersen
Scott C. Petersen
Its President and Chief Executive Officer